Exhibit 5.2

October 15, 2003

PrintCo., Inc.
c/o Vertis, Inc.
250 West Pratt Street, 18th Floor
Baltimore, Maryland 21201

Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $350,000,000 aggregate principal amount of the 9 3/4% Series B Senior Secured Second Lien Notes due 2009 (the "Exchange Notes") of Vertis, Inc. (the "Company") to be issued in exchange for the Company's outstanding unregistered 9 3/4% Senior Secured Second Lien Notes due 2009 pursuant to (a) the Indenture dated as of June 6, 2003 (the "Indenture") by and among the Company, PrintCo., Inc., a Michigan corporation and a subsidiary of the Company ("PrintCo"), the Company's other subsidiaries listed on the signature pages of the Indenture (PrintCo and such other subsidiaries, the "Subsidiary Guarantors"), and The Bank of New York, as trustee (the "Trustee"), and (b) the Registration Rights Agreement dated as of June 6, 2003 (the "Registration Rights Agreement") by and among the Company, the Subsidiary Guarantors, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, and Fleet Securities, Inc., we, as special Michigan counsel to PrintCo and at its request, have examined such corporate records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Based on that examination, it is our opinion that:

        1.    The guaranty of the Exchange Notes by PrintCo (the "PrintCo Guaranty") has been duly authorized by PrintCo.

        2.    When the Securities and Exchange Commission (the "Commission") declares the Company's registration statement on Form S-4, as amended, relating to the Exchange Notes (the "Registration Statement") effective, the PrintCo Guaranty has been duly executed and delivered, and the Exchange Notes have been duly executed, authenticated, issued, and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the PrintCo Guaranty will constitute the valid and legally binding obligation of PrintCo enforceable against PrintCo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws relating to or affecting creditors' rights, to general equity and public policy principles including without limitation, principles of reasonablness, good faith and fair dealing, and to Section 345 of the Michigan Business Corporation Act (as to the effect of which we express no opinion). To the extent the choice of New York law as the governing law of the PrintCo Guaranty would be an effective choice of law under principles of Section 187 of the Restatement of Law, Conflicts of Law 2d, such choice is an effective choice of law under the laws of the State of Michigan.

        We express no opinion regarding the validity, binding effect or enforceability of any provision in the Indenture relating to: (i) forum selection or submission to jurisdiction or choice of governing law to the extent that such validity, binding effect or enforceability is to be determined by any court other than a court of the State of New York or the State of Michigan and to the extent that any relevant action or proceeding does not arise out of or relate to the Indenture or the PrintCo Guaranty or (ii) the payment of any sum that would be characterized as criminal usury under the laws of the State of New York.

        The foregoing opinion is limited to the laws of the State of Michigan and the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

        With your approval, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of each of the Indenture and the Registration Rights Agreement by each party thereto other than PrintCo, (ii) the due authorization, execution, and delivery of the Exchange Notes by the Company, (iii) that the Exchange Notes will conform to the specimens thereof examined by us, (iv) that the Trustee's certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee's authorized officers, and (v) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                      Very truly yours,
                      /s/ Miller, Canfield, Paddock and Stone, P.L.C.